Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of May 14, 2007, among INOVIO BIOMEDICAL CORPORATION, a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”); and

WHEREAS, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company shares of Common Stock on the Closing Date;

WHEREAS, the offer and sale of the shares of Common Stock hereunder have been registered by the Company in the Registration Statement, which has been declared effective by order of the Commission under the Securities Act; and

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“AMEX” means the American Stock Exchange.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144.

“business day” means any day except Saturday, Sunday and any day that shall be a legal holiday or a day on which banking institutions in the State of California generally are authorized or required by law or other government actions to close.

“Closing” means the closing of the purchase and sale of the Shares pursuant to Section 2.1.

“Closing Date” means the second business day after all conditions to Closing in Section 2.2 hereof have been satisfied or waived, or such later date as is mutually acceptable to the parties, provided, however, that the Closing Date shall not be prior to May 22, 2007. For purposes of clarification, it is the parties’ intent that all other conditions to Closing shall have been satisfied or waived, and the Closing shall occur, no later than the second business day after AMEX shall have notified the Company that the Shares have been approved for listing on AMEX.

“Closing Escrow Agreement” shall have the meaning ascribed to such term in Section 2.1.

“Closing Price” means the average of the closing price per share of the Company’s Common Stock as reported on the AMEX for each of the seven (7) consecutive Trading Days immediately preceding the day this Agreement is executed, or if executed after 4:30 p.m. EDT on a Trading Day then for each of the seven (7) consecutive Trading Days preceding and inclusive of that day.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.001 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Kirkpatrick & Lockhart Preston Gates Ellis LLP.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or financial condition of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document; provided, that none of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) a change in the market price or trading volume of the Common Stock or (ii) changes in general economic conditions or changes affecting the industry in which the Company operates generally (as opposed to Company-specific changes) so long as such changes do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole.

“Per Share Purchase Price” means $3.52 subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement and prior to the Closing Date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus Supplement” means the prospectus supplement to be filed with the Commission pursuant to Rule 424 under the Securities Act relating to the offer and sale of the Shares as listed in the form of prospectus included in the Registration Statement.

“Recent Reports” shall have the meaning ascribed to such term in Section 3.1(i).

“Registration Statement” means the registration statement filed with the Commission on Form S-3 (File No. 333-134084) under the Securities Act and the rules and regulations of the Commission thereunder, declared effective as of May 25, 2006, and such amendments to such registration statement as have been filed as of the date of this Agreement, the exhibits and any schedules thereto, the documents incorporated by reference therein and the documents and information otherwise deemed to be a part thereof or included therein, including the Prospectus Supplement and any post-effective amendment.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Singapore Representative” shall mean Broadven Pte Ltd.

“Subscription Amount” means, as to each Purchaser, the amount set forth below such Purchaser’s signature block on the signature page hereto, in United States dollars and in immediately available funds.

“Subscription Amounts” means the total of each Subscription Amount from all Purchasers.

“Subsidiary” means any entity more than 50% of the voting interest of which is held (directly or indirectly) by the Company and/or one or more Subsidiaries of the Company.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market.

“Transaction Documents” means this Agreement, the Closing Escrow Agreement dated of even date herewith and any other documents or agreements executed in connection with the transaction contemplated hereunder.

ARTICLE II.
PURCHASE AND SALE

2.1           Closing.  On the Closing Date, each Purchaser shall purchase from the Company, severally and not jointly with the other Purchasers, and the Company shall issue and sell to each Purchaser, the number of Shares set forth on Schedule 2.1 under the caption “Shares of Common Stock Purchased” with respect to such Purchaser. The aggregate number of Shares sold hereunder shall be up to 4,595,094.  Prior to the Closing, the Subscription Amount payable by each Purchaser in the Closing, together with all other closing deliverables available, shall be placed in escrow pending the Closing pursuant to a closing escrow agreement among the Company, the Singapore Representative, the Purchasers and Fenwick & West LLP (the latter serving as the “Escrow Agent”), which agreement shall be in the form attached hereto as Exhibit A (the “Closing Escrow Agreement”). Upon satisfaction of the conditions to the obligations of the Purchasers set forth in Section 2.2(a) and the conditions to the obligations of the Company set forth in Section 2.2(b), the Closing shall occur at the Los Angeles offices of Company Counsel or such other location as the parties shall mutually agree on the Closing Date.

2.2           Closing Conditions; Deliveries.

(a)           The obligations of each Purchaser to purchase the Shares to pay the Subscription Amount therefore are subject to the satisfaction or waiver by the Singapore Representative of each of the following conditions:

(i)            All representations and warranties of the Company contained herein shall remain true and correct as of the Closing Date and all covenants of the Company shall have been performed if due prior to such date.

(ii)           There shall have been delivered into escrow, pursuant to the Closing Escrow Agreement, Subscription Amounts in cash of at least $13,500,000.

(iii)          On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following (each document to be reasonably satisfactory in form and substance to the Singapore Representative and to counsel for the Singapore Representative):

(A)          this Agreement duly executed by the Company;
(B)           a copy of, and written acknowledgement of receipt by the Company’s transfer agent of, irrevocable instructions duly signed by an authorized signatory of the Company addressed to the Company’s transfer agent instructing the transfer agent to (i) deliver, on an expedited basis and no later than the third Trading Day after the Closing Date, one or more certificates evidencing the aggregate number of shares of Common Stock duly authorized, issued, fully paid and non-assessable, or (ii) instructing the Transfer Agent to issue electronic shares via the DWAC system of the Depository Trust Company duly authorized, issued, fully paid and non-assessable, if so requested by such Purchaser, in each case equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;
(C)           the Closing Escrow Agreement duly executed by the Company;
(D)          a legal opinion of Company Counsel, covering the matters and in substantially the form attached hereto as Exhibit B;
(E)           A certificate of the Secretary of the Company (the “Secretary’s Certificate”), in form and substance satisfactory to the Singapore Representative, certifying in his capacity as an officer of the Company as follows:
(1)           that attached to the Secretary’s Certificate is a true and complete copy of the Certificate of Incorporation of the Company, as amended to the Closing Date;
(2)           that attached to the Secretary’s Certificate is a true and complete copy of the Bylaws of the Company, as amended to the Closing Date;
(3)           that attached to the Secretary’s Certificate are true and complete copies of the resolutions of the Board of Directors of the

Company (the “Board of Directors”) authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby and by the other Transaction Documents including, but not limited to, the authorization and issuance of the Shares; and
(4)           the names and true signatures of the officers of the Company signing this Agreement and all other documents executed on behalf of the Company to be delivered in connection with this Agreement;
(F)           A certificate executed by the chief executive officer of the Company stating that the representations and warranties of the Company hereunder are true and correct as of the Closing Date and that the Company has performed all obligations to be performed prior to such date; and
(G)           A certificate of good standing of the Company as of a recent date.

(iv)          AMEX shall have notified the Company that the Shares have been approved for listing on AMEX.

(v)           The Company shall have timely filed the Prospectus Supplement relating to the issuance and sale of the Shares to be issued by the Company pursuant to this Agreement.

(vi)          The Company shall have reimbursed the Singapore Representative for its expenses up to an amount of $30,000 as set forth in Section 5.1, or the Singapore Representative shall have deducted such expenses from its Subscription Amount at Closing.

(b)   The obligations of the Company to issue and sell the Shares to each Purchaser hereunder are subject to the satisfaction or waiver by the Company of each of the following conditions:

(i)            All representations and warranties of such Purchaser contained herein shall remain true and correct as of the Closing Date and all covenants of such Purchaser shall have been performed if due prior to such date.

(ii)           There shall have been delivered into escrow, pursuant to the Closing Escrow Agreement, Subscription Amounts in cash of at least $13,500,000.

(iii)          The Company shall have obtained confirmation from AMEX of approval of its additional listing application providing for listing of the Shares;

(iv)          On the Closing Date, such Purchasers shall have delivered or caused to be delivered to the Company the following:

(A)          this Agreement duly executed by such Purchaser; and
(B)           such Purchaser’s Subscription Amount by wire transfer to the Company pursuant to the Closing Escrow Agreement.

(v)           The Singapore Representative shall have provided the Company its written request for reimbursement for fees and expenses pursuant to Section 5.1 of this Agreement.

Notwithstanding the foregoing, in the event that the conditions set forth in Sections 2.2(a)(iv) and 2.2(b)(iii) shall not be satisfied by the date 60 business days after the date of this Agreement, none of the parties hereto shall be obligated to consummate the transactions contemplated by this Agreement and any items delivered pursuant to this Section 2.2 shall be returned by the Escrow Agent to the appropriate party pursuant to the terms of the Closing Escrow Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth in the Disclosure Schedules specified in the items below, which Disclosure Schedules shall be deemed a part hereof, the Company hereby makes the representations and warranties set forth below to each Purchaser as of the date hereof and as of the Closing Date:

(a)   Subsidiaries.  All of the subsidiaries of the Company are set forth on Schedule 3.1(a).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)   Organization and Qualification.  Each of the Company and the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not result in a Material Adverse Effect and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)   Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder.  No approval by the Company’s stockholders is required for the consummation of the transaction contemplated by the Transaction Documents, including the issuance and sale of the Shares, including, to the

Company’s knowledge, under the rules and regulations of the Trading Market on which the Shares are intended to be listed.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith other than in connection with the Required Approvals (as defined in Section 3.1(e)) .  Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)   No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Shares and the consummation by the Company of the other transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.2 hereof, federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected, or (iv) conflict with or violate the terms of any agreement by which the Company or any Subsidiary is bound or to which any property or asset of the Company or any Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not result in a Material Adverse Effect.

(e)   Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) filings required pursuant to Section 4.2 of this Agreement, (ii) the filing with the Commission of a prospectus supplement and Form 8-K, and (iii) application(s) to AMEX for the listing of the Shares for trading thereon in the time and manner required thereby (collectively, the “Required Approvals”). The Company has filed, or will file, a prospectus supplement with the Commission with respect to the offer and sale of the Shares at or before the date such filing is required by Rule 424 of the rules under the Securities Act of 1933, as amended, and has filed or will file an application with AMEX for the listing of the Shares for trading thereon in the time and manner required by the rules and listing requirements of AMEX.

(f)    Issuance of the Shares.  The Shares are authorized and, when issued and paid for in accordance with the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

(g)   Capitalization.  The number of authorized and outstanding shares of capital stock and Common Stock Equivalents of the Company, before giving effect to  the Closing of the transaction contemplated herein, is as described in the Company’s most recent periodic report filed with the Commission.  The Company has not issued any capital stock (including, without limitation, any Common Stock Equivalents) since such filing other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s omnibus incentive plan and pursuant to the conversion or exercise of outstanding Common Stock Equivalents.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.1(g), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders. None of the stockholders of the Company possess any preemptive rights in respect of the Shares. Neither the Company nor any of its Affiliates or any other Person acting on behalf of the Company has repurchased any of the Company’s outstanding Common Stock or Common Stock Equivalents since December 31, 2006.

(h)   SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including, without limitation, pursuant to Section 13(a) or 15(d) thereof and including, without limitation, any registration statements or prospectuses filed by the Company, during the thirty-six months preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The SEC Reports, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.   The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no pending internal investigations (including investigations by any committee of the Board of Directors) relating to any accounting or internal controls matters, including without limitation, stock option pricing and grant procedures.

(i)    Material Changes.  Since December 31, 2006, except as disclosed in the SEC Reports filed since December 31, 2006 including exhibits thereto filed or incorporated by reference therein (the “Recent Reports”), (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect, (ii) neither the Company nor any Subsidiary has incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders.

(j)    Litigation.  Except as set forth in Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) other than (i) Actions described in the Disclosure Schedules, and (ii) Actions which did not exist, and were not known to the Company, as of the date of this Agreement and which (i) adversely affect or challenge the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) if there were an unfavorable decision, would result in a Material Adverse Effect.  Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.  The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Securities Act.

(k)   Labor Relations.  Neither the Company nor any Subsidiary is party to any collective bargaining agreement or employs any member of a union.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which would result in a Material Adverse Effect.

(l)    Compliance.  Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the

Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental or regulatory authority, including without limitation all foreign, federal, state and local laws and all rules and regulations of any Trading Market, in each case, applicable to its business or assets except in each case as would not have a Material Adverse Effect.

(m)  Regulatory Requirements.  The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Recent Reports, except where the failure to possess such permits would not result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.  All the Material Permits have been duly issued or obtained and are in full force and effect, and the Company and its Subsidiaries are in material compliance with the terms of all the Material Permits. The Company and its Subsidiaries have not engaged in any activity that, to their knowledge, would cause revocation or suspension of any such Material Permits. The Company has no knowledge of any facts which could reasonably be expected to cause the Company to believe that the Material Permits will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Material Permits.

(n)   Title to Assets.  The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance.

(o)   Intellectual Property.

(i)            The Company or a Subsidiary thereof has the right to use or is the sole and exclusive owner of all right, title and interest in and to all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Company and its Subsidiaries (collectively, the “Intellectual Property Rights”) and in and to each material invention, software, trade secret, technology, product, composition, formula and method of process used by the Company or its Subsidiaries (the Intellectual Property Rights and such other items, the “Intellectual Property”), and, to the Company’s knowledge, has the right to use the same, free and clear of any claim or conflict with the rights of others;

(ii)           no royalties or fees (license or otherwise) are payable by the Company or its Subsidiaries to any Person by reason of the ownership or use of any of the Intellectual Property except as set forth on Schedule 3.1(o);

(iii)          there have been no claims made against the Company or its Subsidiaries asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to its knowledge, there are no reasonable grounds for any such claims;

(iv)          neither the Company nor its Subsidiaries have made any claim of any violation or infringement by others of its rights in the Intellectual Property, and to the best of the Company’s knowledge, no reasonable grounds for such claims exist; and

(v)           neither the Company nor its Subsidiaries have received notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property.

(p)   Insurance.  The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  To the best of Company’s knowledge, such insurance contracts and policies are accurate and complete.  During the 12 months prior to the date hereof, neither the Company nor any Subsidiary has received any notice from any of its insurers that it will not be able to renew its existing insurance coverage as and when such coverage expires.

(q)   Transactions With Affiliates and Employees.  Except as set forth in the Recent Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case and in the aggregate in excess of $60,000, other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option or other stock incentive agreements under any stock option or incentive plan of the Company.

(r)    Sarbanes-Oxley; Internal Accounting Controls.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.  The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that would significantly adversely affect the Company’s internal controls.  As of the date of this Agreement, the Company has not determined, nor has it been advised in writing by its independent accounting firm, at any time after December 31, 2006 through the date of this Agreement, that there are any material weaknesses in the Company’s internal controls.

(s)   Regulatory Authorities.  Without limiting the generality of the representations and warranties made in the paragraphs above and below, the Company represents and warrants that (i) the Company and each of its Subsidiaries is in material compliance with all applicable provisions of the United States Federal Food, Drug, and Cosmetic Act and the rules and regulations promulgated thereunder (the “FDC Act”) and equivalent laws, rules and regulations in jurisdictions outside the United States in which the Company or its Subsidiaries do business, (ii) its products and those of each of its Subsidiaries that are in the Company’s control are not adulterated or misbranded and are in lawful distribution, (iii) all of the products marketed by and within the control of the Company comply in all material respects with any conditions of approval and the terms of the application by the Company to the appropriate Regulatory Authorities (as defined below), (iv) to the knowledge of the Company and its Subsidiaries, no Regulatory Authority has initiated legal action with respect to the manufacturing of the Company’s products, such as seizures or required recalls, and the Company uses best efforts to comply with applicable good manufacturing practice regulations, (v) its products are labeled and promoted by the Company and its representatives in substantial compliance with the applicable terms of the marketing applications submitted by the Company to the Regulatory Authorities and the provisions of the FDC Act and foreign equivalents, (vi) all adverse events that were known to and required to be reported by Company to the Regulatory Authorities have been reported to the Regulatory Authorities in a timely manner, (vii) neither the Company nor any of its Subsidiaries is, to their knowledge, employing or utilizing the services of any individual who has been debarred under the FDC Act or foreign equivalents, (viii) all stability studies required to be performed for products distributed by the Company or any of its Subsidiaries have been completed or are ongoing in material compliance with the applicable Regulatory Authority requirements, (ix) any products exported by the Company or any of its Subsidiaries have been exported in compliance with the FDC Act and (x) the Company and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Controlled Substances Act.  As used herein, “Regulatory Authority” means any governmental authority in a country or region that regulates the manufacture or sale of Company’s products, including, but not limited to, the United States Food and Drug Administration.

(t)    Certain Fees.  Except as set forth in Section 5.1, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.  Each Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Purchasers or other Persons for fees of a type contemplated in this Section and in Section 5.1 that may be due from the Company in connection with the transactions contemplated by this Agreement.

(u)   Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  The Company shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

(v)   Listing and Maintenance Requirements.  The Company’s Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(w)  Form S-3 Eligibility.  The Company is eligible to register the offer and sale of the Shares to the Purchasers under Form S-3 promulgated under the Securities Act. The offer and sale of the Shares have been registered under, and are entitled to the benefits of, the Registration Statement, and the Shares are not restricted securities pursuant to the Securities Act.

(x)    Taxes.  Except for matters that would not, individually or in the aggregate, would result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(y)   No Price Stabilization or Manipulation.  Neither the Company nor any affiliate of the Company has taken and will not take, directly or indirectly, any action which constitutes, was designed to, or might be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(z)    Foreign Corrupt Practices.  Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(aa) Antitakeover Provisions. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers  and the Company fulfilling their obligations or exercising their rights under this Agreement or any of the Transaction Documents, including, without limitation, as a result of the Company’s issuance of the Shares and the Purchasers’ ownership of the Shares.

The Purchasers each acknowledge and agree that the Company does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Agreement and in the other Transaction Documents.

3.2           Representations and Warranties of the Purchasers.  Each Purchaser hereby, for itself and for no other Purchaser, represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)   Organization; Authority.  Such Purchaser (if other than a natural person) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, partnership or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of the Transaction Documents to which such Purchaser is a party and performance by such Purchaser of the transactions contemplated thereby have been duly authorized by all necessary corporate or similar action on the part of such Purchaser.  Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)   Investment Intent.  Such Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting such Purchaser’s right to sell the Shares in compliance with the terms of the Shares and applicable federal and state securities laws at any time).  Such Purchaser is acquiring the Shares hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(c)   No Short Positions.  Each Purchaser has not entered, during the 30 days prior to the date of this Agreement, and shall not enter, from the date of this Agreement through 48 hours after the Closing Date, into any Short Sales.  For purposes of this Section 3.2(c), a “Short Sale” by a Purchaser means a sale of Common Stock that is marked as a short sale and that is executed at a time when such Purchaser has no equivalent offsetting long position in the Common Stock.  For purposes of determining whether a Purchaser has an equivalent offsetting long position in the Common Stock, all Common Stock and all Common Stock that would be issuable upon conversion or exercise in full of all Common Stock Equivalents then held by such Purchaser (assuming that such Common Stock Equivalents were then fully convertible or exercisable, notwithstanding any provisions to the contrary, and giving effect to any conversion or exercise price adjustments scheduled to take effect in the future) shall be deemed to be held long by such Purchaser.

(d)   Receipt of Registration Statement.  Such Purchaser acknowledges that it has received the Company’s base prospectus dated May 25, 2006 relating to the issuance and sale by the Company of the securities described therein in one of more offerings up to a total dollar amount of proceeds of $75,000,000, as filed in the Registration Statement.

The Company acknowledges and agrees that each Purchaser does not make or has not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in this Section 3.2.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1   Transfer Restrictions.  Subject to compliance with state and federal securities laws, the Purchasers shall be entitled to assign and transfer, without any prior consent and without restriction, any portion or all of the Shares and the rights thereto.

4.2   Securities Laws Disclosure; Publicity.  The Company shall (i) not later than the business day following the date of this Agreement and following the Closing Date, issue a press release, and (ii) within four business days following the Closing Date, file a Current Report on Form 8-K, in each case reasonably acceptable to the Singapore Representative, disclosing the material terms of the transactions contemplated hereby.  The Company and the Singapore Representative shall consult with each other in issuing any press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of the Singapore Representative, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication.  Notwithstanding the foregoing, following the date of this Agreement and following the Closing Date the Company may file Current Reports on Form 8-K with the SEC describing the terms of the transactions contemplated by the Transaction Documents and the occurrence of the execution of this Agreement and the Closing of the transactions contemplated herein, respectively, and including as exhibits to such Forms 8-K this Agreement (including the schedules hereto and the names and addresses of the Purchasers) and the Closing Escrow Agreement, in the form required by the Exchange Act and Regulation FD promulgated thereunder; further, each Purchaser acknowledges that the Company may choose to delay filing of such exhibits until the filing of its Quarterly Report on Form 10-Q for the quarter in which such documents are executed, and that such exhibits to such Forms 8-K or 10-Q may be incorporated by reference into subsequent filings of the Company with the Commission. Except as herein provided or with the prior written consent of such Purchaser, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, the non-Exhibit sections of any filing with the Commission or any regulatory agency or Trading Market, except to the extent such disclosure is required by law or Trading Market regulations.

4.3   Non-Public Information.  The Company represents and warrants to each Purchaser that neither it nor any other Person acting on its behalf has provided the Purchaser or its agents or counsel with any information that constitutes material non-public information.  The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that each Purchaser shall be relying on the foregoing representation and covenant in effecting transactions in securities of the Company. Nothing in this Section 4.3 limits Purchasers’ rights with respect to the representations and warranties set forth in Section 3.1.

4.4   Use of Proceeds.  The Company shall use the net proceeds from the sale of the Shares for general corporate purposes and working capital.

4.5   Reservation of Common Stock. As of the date hereof, the Company has reserved, and the Company shall continue to reserve and keep available at all times, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Shares pursuant to this Agreement.

4.6   Listing of Common Stock.  The Company hereby agrees to use reasonable best efforts to maintain the listing of the Common Stock on a Trading Market, and, to the extent that the Common Stock is so listed, to use its best efforts to list all of the Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Shares, and will take such other action as is necessary to cause all of the Shares to be listed on such other Trading Market as promptly as possible.  The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company shall use its reasonable best efforts to file an additional listing application with respect to the Shares with AMEX within one business day of the date of this Agreement, and to obtain, as expeditiously as practical, a confirmation from AMEX that the

Company’s issuance of the Shares and the pricing of the Shares does not require approval of the Company’s stockholders and that the Shares have been approved for listing on AMEX.

4.7   Additional Covenants.

(a)           Except for transactions approved by a majority of the disinterested members of the Board of Directors, neither the Company nor any of its Subsidiaries shall enter into any transaction with any (i) director, officer, employee or holder of more than 5% of the outstanding capital stock of any class or series of capital stock of the Company or any of its Subsidiaries, (ii) member of the family of any such person, or (iii) corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital stock thereof.

(b)           The Company shall timely prepare and file such applications, consents to service of process (but not including a general consent to service of process) and similar documents and take such other steps and perform such further acts as shall be required by the securities law requirements of each jurisdiction where a Purchaser resides, as indicated on the signature pages hereto, with respect to the sale of the Shares under this Agreement.

(c)           From the date of this Agreement until the Closing Date, the Company (1) shall conduct its business in all material respects in the ordinary course, consistent with its past practices, and (2) shall not issue, sell, or agree to issue or sell, any Common Stock or Common Stock Equivalents, other than (A) the grant of options or other stock incentive awards to employees, consultants and directors pursuant to the Company’s equity incentive plans, (B) the issuance of shares of Common Stock upon the exercise or conversion of Common Stock Equivalents that are outstanding on the date hereof, or (C) in payment of dividends upon its outstanding Preferred Stock.

ARTICLE V.
MISCELLANEOUS

5.1   Fees and Expenses.  Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, upon Closing of the transactions contemplated herein, the Company shall reimburse the Singapore Representatives for up to $30,000 for the fees and expenses of its attorneys and advisors, including due diligence costs and the negotiation, preparation and execution of the definitive transaction documents.  Such fees and expenses shall be reimbursed only if a Closing is completed for the transaction contemplated in this Agreement; such fees and expenses may, at the election of the Company, be paid out of the funds due from the Purchasers at the Closing.

5.2   Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3   Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) one Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 2:00 p.m. (San Diego time) on a Trading Day, (b) two Trading Days after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 2:00 p.m. (San Diego time) on any Trading Day, (c) the fourth Trading Day following the date of shipment, if sent by internationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto. The Company shall, concurrently with providing any notice in the manner set forth in the preceding two sentences, transmit a copy of such notice (which copy shall not, by itself, be deemed to constitute notice hereunder)  by email to such email address as is set forth on the signature pages attached hereto).

5.4   Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers holding a majority of the Shares or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof.

5.5   Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser.  Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Shares, to the extent of the transferability of such Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Shares, by the provisions hereof that apply to the “Purchasers”.

5.6   No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.7   Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, and further agrees to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.8   Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement (provided that for deliveries to addresses outside of the United States, such copy shall be delivered to such address by internationally recognized overnight courier) and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  To the extent permitted by the law applicable to the court in which claims hereunder may be adjudicated, each of the parties hereby waives all rights to a trial by jury. If any party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9   Survival.  The representations and warranties herein shall survive the Closing and delivery of the Shares.

5.10 Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

5.11 Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12 Replacement of Shares.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.

5.13 Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14 Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document.  Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document.  Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.  Each Purchaser has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents. Each party hereto acknowledges that Fenwick & West LLP is legal counsel to the Singapore Representative and certain non-U.S. Purchasers, and not any other Purchaser. For reasons of administrative convenience only, the non-U.S. Purchasers acknowledge and agree that they and their respective counsel have chosen to communicate with the Company through the Singapore Representative. Except as explicitly set forth in the Closing Escrow Agreement, no duties shall be implied on the part of the Singapore Representative in connection with this Agreement and the transactions contemplated hereby.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

INOVIO BIOMEDICAL CORPORATION			Address for Notice:

Inovio Biomedical Corporation
		Attention:	Peter Kies
By:	/s/ Avtar Dhillon		Chief Financial Officer
Name:	Avtar Dhillon, MD		11494 Sorrento Valley Road
Title:	President and Chief Executive Officer		San Diego, California 92121-1334
Telephone: (858) 597-6006
Fax: (858) 597-0451

With a copy to (which shall not constitute notice):

Shoshannah D. Katz, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
10100 Santa Monica Blvd. 7th Floor
Los Angeles, CA 99067

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

(Signature Pages for Purchasers Follow)

PURCHASER SIGNATURE PAGES TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity: ________________________________________________________

Signature of Authorized Signatory of Investing Entity: /s/ by investors listed on attached Schedule 2.1

Name of Authorized Signatory: _________________________________________________________

Title of Authorized Signatory: __________________________________________________________

Email Address of Authorized Entity:_____________________________________________________

Address for Notice of Investing Entity:

_________________________________

_________________________________

_________________________________

_________________________________

Address for Delivery of Securities for Investing Entity (if not same as above):

_________________________________

_________________________________

_________________________________

_________________________________

Subscription Amount: $ ____________

Shares: ____________

[Omnibus Signature Page to Inovio Biomedical Corporation Securities Purchase Agreement]

SCHEDULE 2.1

LIST OF PURCHASERS

Name, Address, Fax Number and E-Mail Address of Purchaser	Copies of Notices to	Shares of Common Stock Purchased
Iroquois Master Fund Ltd. 641 Lexington Avenue 26th Floor New York, NY 10022 USA Attn: Joshua Silverman Fax: (212) 207-3452 Email: jsilverman@icfund.com		142,045

Taliesin Capital Inc. 255A Lakeshore Road East Oakville, Ontario L6J 1H9 Canada Attn: Eden Rahim President Fax: (905) 842-2985 Email: erahim@taliesincorp.com		27,200

Castlerigg Master Investments Ltd. By: Sandell Asset Management Corp. 40 West 57th Street 26th Floor New York, NY 10019 USA Attn: Timothy O’Brien Chief Financial Officer Fax: (212) 603-5710 Email: chacioglu@sandellmgmt.com	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 756-2000 Facsimile: (212) 593-5955 Attention: Eleazer N. Klein, Esq. and c/o Sandell Asset Management 40 West 57th St 26th Floor New York, NY 10019 Attention: Direct Investment Group and Compliance Group	568,181

MedInnova Partners Inc. 181 Bay Street Suite 3740 Toronto, Ontario M5J 2Z3 Canada Attn: Steven J. Hawkins Chief Executive Officer Fax: (416) 601-2434 Email: shawkins@joufunds.com Delivery of Securities to: Attn: Diane Voselnak Jou Investment Mgmt. Inc. 26 Wellngton Street E. Suite 608 Toronto, Ontario M5E 1S2 Canada		375,000

Bristol Investment Fund Ltd. c/o Bristol Capital Advisors, LLC 10990 Wilshire Boulevard, Suite 1410 Los Angeles, California 90024 USA Attn: Paul Kessler Fax: (310) 696-0334 Email: pkessler@bristolcompanies.net	142,045

Cranshire Capital, L.P. c/o Downsview Capital, Inc. 3100 Dundee Road, Suite 703 Northbrook, IL 60062 USA Attn: Lawrence A. Prosser Fax: (847) 562-9031 Email: lprosser@cranshirecapital.com	71,023

Asset Advant Limited No. 61 Alexandra Terrace #07-01 Harbour Link Singapore 119936 Attention: Mr Kenny Lim Oon Cheng Fax: +(65) 6276 3736 Email: Kenny@sinanju.com.sg	994,300

Progressive Rhythm Ltd 15 Hoe Chiang Road #15-01 Tower Fifteen Singapore 089316 Attention: Mr Lee Kian Soo Fax: +(65) 6742 5106 Email: k.s.lee@ezraholdings.com	994,300

Dr Tiong Ik King 11 Collyer Quay #15-01 The Arcade Singapore 049317 Fax: +(65) 6224 1881 Email: lilytoh@habacus.com.sg	284,000

Grand Peak Capital Pte Ltd 80 Raffles Place #51-02 UOB Plaza 1 Singapore 048624 Attention: Mr. Jonathan Tay Fax: +(65) 6536 8129 Email: jtay@broadven.com	852,000

Capital Data Investments Limited 80 Raffles Place #51-02 UOB Plaza 1 Singapore 048624 Attention: Dr. Sunny Tan Fax: +(65) 6536 8129 Email: sunny@broadven.com	145,000

Totals:	4,595,094

SCHEDULE 3.1

DISCLOSURE SCHEDULES

Inovio Biomedical Corporation
Subsidiaries - Schedule 3.1(a)

Inovio Biomedical Corporation Subsidiaries – Schedule 3.1(a):

•                  Genetronics, Inc. ( Wholly-owned subsidiary, incorporated in California)

•                  Inovio AS (Wholly-owned subsidiary, incorporated in Norway)

•                  Inovio, Inc. (Wholly-owned subsidiary of Inovio AS, incorporated in Delaware)

•                  Inovio Asia Pte. Ltd. (Wholly-owned subsidiary, incorporated in Singapore)

Inovio Biomedical Corporation
Schedule 3.1(g)

Inovio Biomedical Corporation – Schedule 3.1(g):

The Company is party to an Amended and Restated Stockholders Rights Agreement dated June 20, 1997 with Computershare Trust Company of Canada, as amended on March 25, 2003, which is available for review as Exhibit A to the Company’s Definitive Proxy Statement filed on April 28, 2003.

Inovio Biomedical Corporation

Litigation - Schedule 3.1(j)

Inovio Biomedical Corporation Litigation - Section 3.1(j)

Section 3.1(j) is qualified by the following:

                In 2006, the Company received correspondence from an attorney on behalf of a former consultant of the Company, David Pryce, claiming that the Company (and/or the Company's Norwegian subsidiary, Inovio AS), is/are obligated to Mr. Pryce for amounts aggregating $500,000 for activities purportedly conducted by Mr. Pryce that he and his attorneys claim "were instrumental" in connection with the Company's acquisition of Inovio AS in January 2005. The Company disputes Mr. Pyrce's assertions and believes the claims presented in the demand letter are without merit.

                In 2006, the Company received a demand letter from an attorney on behalf of a former employee who was laid off from employment as part of a reduction in force.  The former employee now claims that during his employment with the Company, he was subjected to discrimination based on his age and national origin in that he was passed over for promotions and paid lower wages than similarly qualified but younger, non-Indian employees, and claiming that the employee’s termination from employment was unlawful discrimination based on age as well as race, color, national origin and/or ancestry.  The former employee demanded an unspecified amount of damages for emotional distress and alleged punitive damages, plus attorney's fees and costs.  The Company adamantly denies all of the former employee’s allegations and believes the claims presented in the demand letter are without merit.

Inovio Biomedical Corporation

Intellectual Property - Schedule 3.1(o)

Royalties and Fees Payable by Seller – Schedule 3.1(o):

Baylor – a 2% royalty is payable for licensed patented products net sales and for all sub-licensee patented product receipts.

RMR – a royalty-bearing license to patented technology is payable when a commercial product is being sold which has not yet occurred.  When it occurs, payment is due annually.  Royalty rate is 0.65% if the annual net sales of such product once product sales commence and 6.5% of sublicensing fees paid by a third party to Genetronics for a sublicense to any licensed patent or group of patents.

Sphergen – Annual license maintenance fees of 65,000 Euros within 30 days of the first and second anniversary, and 90,000 Euros within 30 days of the third anniversary and every year thereafter.  Inovio shall also pay a royalty when a commercial product is being sold which has not yet occurred.  Royalty rate is 6% of annual net sales or sublicense income for products to be used in delivering substances directly to tumor cells and 3% of annual net sales for products to be used in delivering nucleic acids to other than tumor cells.

University of South Florida – a royalty-bearing license to patented technology is payable when a commercial product is being sold which has not yet occurred.  When it occurs payment is due quarterly.  Royalty rate is 3% net sales if sold by Inovio, 15% or all royalty received from sales by sublicensees.  Products are those products which rely on claims of US Patent No. 5,702,359 for FTO or its continuation patents.  Term of the Agreement is for life of agreement which is until one party or the other seeks termination, or by default life of the patents.

EXHIBIT A

FORM OF CLOSING ESCROW AGREEMENT

EXHIBIT B

FORMS OF LEGAL OPINIONS FROM COMPANY COUNSEL

Opinions of counsel for the Company to be delivered pursuant to Section 2.2(a)(iii)(D) of the Agreement.  Capitalized terms herein shall, unless the context indicates otherwise, have the same meanings as in the Agreement.  Any reference in one section hereof to another section or a schedule attached to the Agreement shall be deemed to incorporate the matters addressed in such referenced section or schedule.  To be provided with reference to such assumptions and qualifications that are customary in opinion letters of this kind:

1.             The Company is validly existing as a corporation under the laws of the State of Delaware. Each of the Company’s Subsidiaries identified on Schedule 3.1(a) to the Disclosure Schedules (other than Inovio AS and Inovio Asia Pte. Ltd., as to which, we express no opinion) is validly existing as a corporation under the laws of its jurisdiction of incorporation. The Company and each of the Company’s Subsidiaries identified on Schedule 3.1(a) to the Disclosure Schedules (other than Inovio AS and Inovio Asia Pte. Ltd., as to which, we express no opinion) have the corporate power required to carry on their business as described in the Recent Reports, as incorporated by reference into the Prospectus.

2.             The Company has the corporate power to execute, deliver and perform its obligations under each of the Transaction Documents and has taken all corporate action necessary to authorize the execution, delivery and performance by the Company of each Transaction Document.

3.             The execution and delivery of each of the Transaction Documents and the performance of their respective terms by the Company do not violate the Certificate of Incorporation, as amended, or Bylaws, as amended, of the Company.  The execution and delivery by the Company of the Agreement and the performance by the Company of its terms does not violate the Covered Laws (to be identified in the opinion).

4.             The Agreement constitutes the legal, valid and binding obligation of the Company, and is enforceable against the Company in accordance with its terms.

5.             As of immediately prior to the Closing, the authorized capital stock of the Company consisted of (i) [300,000,000] shares of Common Stock and (ii) [10,000,000] shares of preferred stock, [1,000] of which have been designated “Series A Cumulative Convertible Preferred Stock,” [1,000] of which have been designated “Series B Cumulative Convertible Preferred Stock,” [1,091] of which have been designated “Series C Cumulative Convertible Preferred Stock” and [1,966,292] of which have been designated “Series D Convertible Preferred Stock.”  The Shares are duly authorized and, when issued and sold to the Purchasers in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable.  To our knowledge, without investigation other than our review of the Certificate and reliance on the representations of the Company’s officers set forth in a certificate delivered to us in connection herewith, such issuance will not violate any preemptive rights, rights of first refusal, co-sale rights or similar rights under the Company’s Certificate.

6.             The Registration Statement has become effective under the Securities Act.  Any required filing of the Prospectus pursuant to Rule 424(b) has been made in accordance with Rule 424(b).  To our knowledge, without investigation, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been initiated or threatened by the Commission.

7.             The Registration Statement and the Prospectus, as of their respective effective or issue dates (other than the financial statements and related notes and schedules and other financial, accounting, and statistical information included therein or omitted therefrom, as to which we express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the regulations under the Securities Act.